Exhibit 10.1

EXECUTION VERSION

AMENDMENT AND RESTATEMENT DEED TO SALE AND PURCHASE AGREEMENT

THIS DEED is entered into on 9 May 2018

BETWEEN

(1)                                COMPASS IV LIMITED, a private limited company incorporated in England & Wales with registered number 11184954 whose registered office is at 100 New Bridge Street, London United Kingdom EC4V 6JA;

(2)                                WYNDHAM DESTINATION NETWORK, LLC, of 14 Sylvan Way, Parsipanny, New Jersey 07054, USA, a limited liability company organized and existing under the laws of the State of Delaware, USA and registered with the Division of Corporations of the State of Delaware under register number 2772989;

(3)                                WYNDHAM DESTINATION NETWORK EUROPE LIMITED, a private limited company incorporated under the laws of the United Kingdom, having its registered office at Haylock House, Kettering Parkway, Kettering, Northants, England, NN15 6EY and registered with the Registrar of Companies under company number 07149144;

(4)                                WYNDHAM WORLDWIDE DENMARK APS, a limited liability company formed under the laws of the Denmark, having its registered office at Virumgårdsvej 27, 2830 Virum, Denmark, and registered under the company registration number 26443849;

(5)                                POINTLUX S.À R.L., a private limited liability company (société à responsabilité limitée), incorporated under the laws of the Grand Duchy of Luxembourg, with registered office at 7, rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 76334; and

(6)                                WYNDHAM DESTINATION NETWORK HOLDINGS C.V., a limited partnership (commanditaire vennootschap), organized and existing under the laws of The Netherlands, with office address at Dokter Van der Stamstraat 4, 2265 BC Leidschendam, The Netherlands, and registered at the trade register under file number 27365352.

WHEREAS

(A)                              Reference is made to the share sale agreement for the sale and purchase of the entire issued share capital of each of Hoseasons Holidays Limited, Wyndham Worldwide (Switzerland) GmbH, Novasol A/S, Vacation Rental, B.V. and Wimdu GmbH and 10% of the registered share capital of Landal GreenParks GmbH dated 27 March 2018 (the “SPA”).

(B)                              The parties wish to enter into this Deed to amend the terms of the SPA pursuant to clause 16.5 of the SPA.

1.                                     DEFINITIONS AND INTERPRETATION

Terms used in this Deed shall, unless otherwise defined herein or the context otherwise requires, bear the meaning ascribed to them in the SPA (as amended by this Deed).

2.                                     AMENDMENTS

2.1                              The parties hereby agree, in accordance with clause 16.5 of the SPA, that the SPA shall be amended in accordance with the changes set forth below:

(a)                                clause 1.1 of the SPA is amended by:

(i)                                    including the following new definition immediately after the definition of “Barclays Cash Pooling Arrangements”:

““Barclays Closing Date Banking Products” means the banking products provided by Barclays Bank PLC to the Group as at the Closing Date, consisting of (i) GBP CAS pool with gross limit of £10 million and net limit of £50,000, (ii) CAR bond facility in the amount of up to EUR 70,000 (beneficiary — Civil Aviation Regulator — Ireland), (iii) employee expense cards and purchasing card facilities for Wyndham Vacation Rentals (UK) Ltd and other Group Companies with an overall limit of approximately £330,000, (iv) BACS Credit Limit for Wyndham Vacation Rentals (UK) Ltd in an amount of £5.5 million (including a £500,000 BACS limit for JVH); and (v) payment facilitation limit facility with a limit of £875,000 (mostly daylight limits);”

(ii)                                 including the following new definition immediately after the definition of “Closing Statement”:

““Closing Time” means 23.59 (CET) on the Closing Date;”

(iii)                              including the following words at the end of the definition of “Danish Lease Agreement” immediately after the words “and 3.6.1.5.39”:

“, as amended, novated, supplemented, restated or extended from time to time.”

(iv)                             including the following new definition immediately after the definition of “Cyber Policy Premium”:

““Danish Deferred Contingent Consideration” has the meaning given to it in clause 5.11.3;”

(v)                                including the following new definition immediately after the definition of “Danish Lease Agreement”:

““Danish Lease Amendment” has the meaning given to it in clause 5.11.1;”

(vi)                             including the following new definition immediately after the definition of “Data Room”:

““Deed of Adherence” means a deed substantially in the form set out in Schedule 13, completed and executed in accordance with clause 5.11;”

(vii)                          including the following new definition immediately after the definition of “Delivery Time”:

““Deposit Increase” has the meaning given to it in clause 5.11.1;”

(viii)                       including the following new definition immediately after the definition of “Encumbrance”:

““Escrow Amount” means the amount of £35,600,000;”

(ix)                             including the following new definition immediately after the definition of “Final Payment Date”:

“Final Pension Payment” means any Pension Payment that the Purchaser agrees (within six months of the Closing Date) with the Pension Trustees to be paid into the UK DB Plan;”

(x)                                including the following new definition immediately after the definition of “New Contract”:

““New Danish Owner” has the meaning given to it in clause 5.11.5;”

(xi)                             replacing with definition of “New Wyndham Home Exchange Agreement” with the following definition:

““New Wyndham Home Exchange Agreement” means the agreement to be entered into between Wyndham Vacation Rentals (UK) Ltd and The Social Travel Club Limited to replace the Wyndham Home Exchange Agreement, on terms similar to those provided by Elva Cullen of the Purchaser’s Lawyers to Annette Baillie of the Seller’s Lawyers on 26 April 2018;

(xii)                          including the following new definitions immediately after the definition of “Park Developer Loans”:

““Pension Payment” means an employer contribution to the UK DB Plan, whether paid in one lump sum or in a series of instalments, to provide mitigation for any perceived detriment caused to the UK DB Plan by the Transaction other than any ordinary course deficit reduction payment made under the schedule of contributions agreed under section 227 of the Pensions Act 2004;

“Pension Trustees” means the trustees of the UK DB Plan from time to time;

“Pensions Indemnity” means the indemnity contained in Clause 9.5.2;”

(xiii)                       replacing the words “any item included as a liability in the Closing Statement” where they appear in the definition of “Permitted Leakage” with “any item included as a liability in the Closing Statement (including the Pre-Closing Post-Effective Date Dividends, to the extent reflected in the Closing Statement)”.

(xiv)                      including the following new definition immediately after the definition of “Permitted Leakage”:

““Pre-Closing Post-Effective Date Dividends” means any dividends declared, made or paid by any Group Company to any member of the Seller’s Group (other than another Group Company) between the Effective Time and Closing;”

(xv)                         including the following new definition immediately after the definition of “Sanctioned Territory”:

““Second Escrow Amount” means the amount of £4,000,000;”

(xvi)                      including the following new definition immediately after the definition of “Shares”:

““Side Letter to the Wyndham Home Exchange Agreement” means the side letter in the form provided by Elva Cullen of the Purchaser’s Lawyers to Annette Baillie of the Seller’s Lawyers on 8 May 2018 to be entered into between RCI Europe and Wyndham Vacation Rentals (UK) Ltd on or before Closing in respect of amendments to the Wyndham Home Exchange Agreement;”

(xvii)                   replacing the words “also including the Agreed Fixed Deduction” where they appear in the definition of “Third Party Indebtedness” with the words “also including the Agreed Fixed Deduction, an amount equal to the Deposit Increase and the amount calculated in accordance with paragraph 9.2 of Schedule 12”; and

(xviii)                including the following new definition immediately after the definition of “Title or Capacity Warranties”:

““Total Deposit” has the meaning given to it in clause 5.11.1;”

(xix)                      including the following new paragraph (g) in the definition of “Leakage”:

“(g) any payments made, or any costs or liabilities incurred, by any Group Company in connection with the Pre-Sale Re-organisation.”;

(b)                                clause 3.4 of the SPA is amended by including the following words at the end of clause 3.4.2 immediately after the words “amount of any Leakage”:

“which occurs in breach of the undertaking set out in Clause 3.4.1.”;

(c)                                 clause 5.1.2(q) of the SPA is amended by replacing the words “post-Closing” with the words “post-Effective Time”;

(d)                                clause 5.5.7 of the SPA is amended by inserting the following words at the end of clause 5.5.7 “, provided that it is understood that the obligation on the Purchaser to pay the Danish Deferred Consideration pursuant to Clause 5.11 shall not be considered a Loss” immediately after the words “relocating costs”;

(e)                                 clause 5.7.1(b) is deleted;

(f)                                  the following new clause 5.11 is included:

5.11 Danish lease

5.11.1 The Purchaser hereby consents to the amendments to the Danish Lease Agreement attached to the email from Kathryn Alexander of the Seller’s Lawyers to Maarten Overmars of the Purchaser’s Lawyers at 12.25 on 8 May 2018 being entered into by Novasol A/S prior to Closing (“Danish Lease Amendment”), which amendment includes the landlord deposit being increased by an amount of DKK 36,000,000 (the “Deposit Increase”) to an aggregate amount of DKK 39,742,000 (the “Total Deposit”).

5.11.2 After the Effective Time but before Closing, the Seller shall procure that Novasol A/S pays the Deposit Increase to the Danish landlord in accordance with the terms of the Danish Lease Amendment prior to Closing.

5.11.3 The Purchaser hereby agrees to pay to the Seller (or as directed by the Seller) by way of deferred contingent consideration in respect of the acquisition of the shares in Novasol A/S an amount equal to the amount of the Deposit Increase actually repaid or otherwise returned to Novasol A/S upon the expiration or termination of the Danish Lease Agreement (the “Danish Deferred Contingent Consideration”), to be paid by the Purchaser within 10 Business Days of such amount actually being received by Novasol A/S, it being understood that in no event the aggregate Danish Deferred Contingent Consideration shall exceed an amount equal to DKK 36,000,000.

5.11.4 For the avoidance of doubt, neither Novasol A/S nor any other member of the Purchaser Group shall: (i) be under any obligation at any time to exercise any right of termination under the Danish Lease Agreement or take other steps aimed at reducing the size of the Total Deposit or otherwise replacing the Total Deposit with alternative means of security in favour of the landlord; or (ii) take any steps solely aimed at (or which could reasonably be expected to materially increase the likelihood of) reducing the Danish Deferred Contingent Consideration or delaying the time at which such Danish Deferred Contingent Consideration is paid to the Seller, provided that this shall not in any way limit Novasol A/S ability to extend or renew the Danish Lease Agreement.

5.11.5 In the event of a direct or indirect sale of Novasol A/S to a buyer (the “New Danish Owner”) resulting in the Purchaser no longer directly or indirectly controlling Novasol A/S, the obligation to pay the Danish Deferred Contingent Consideration shall be assumed by Novasol A/S, or in case this is not permitted pursuant to applicable laws, the New Danish Owner. The Purchaser shall procure that Novasol A/S or, as applicable, the New Danish Owner enters into a Deed of Adherence pursuant to which it shall assume all rights and obligations of the Purchaser in respect of this Clause 5.11 and, following the execution and delivery of the Deed of Adherence to the Seller, Novasol A/S or, as applicable, the New Danish Owner shall have all the rights and obligations of the Purchaser under this clause 5.11 as if it were the Purchaser and the Purchaser shall have no further rights and obligations in respect of this Clause 5.11.

(g)                                 clause 6.2 is amended by including the words “The Parties agree that Closing shall be deemed to have taken place at the Closing Time (or such other time as the parties may agree in writing).” at the end of clause 6.2;

(h)                                clause 8.1.2 of the SPA is amended by replacing the words “the Effective Time” with the words “Closing”;

(i)                                    clause 8.1 of the SPA is amended by including the following new sub-clause 8.1.4:

“8.1.4 For the avoidance of doubt, the continuing guaranty and suretyship provided by Wyndham Worldwide Corporation in favour of U.S. Bank National Association, Elavon Financial Services Limited, Elavon Financial Services Limited DAC and its authorized branches dated 2 May 2018 and the letter agreement among Landal GreenParks BV, Landal GreenParks GmbH (Germany), Landal GreenParks GmbH (Austria), James Villa Holidays Limited, Wyndham Vacation Rentals (UK) Ltd, Blue Chip Holidays Ltd, Wyndham Worldwide Corporation and Elavon Financial Services DAC (formerly Elavon Financial Services Limited) (“Elavon”) dated 2 May 2018 in respect of the termination of certain merchant services provided by Elavon pursuant to the “Master Terms of Service” dated 24 January 2011 (together the “Elavon Wind Down Arrangements”) are not Commercial Arrangements or Authorisations (as defined in Schedule 12) and the provisions of Schedule 12 shall not apply to the Elavon Wind Down Arrangements.”;

(j)                                   clause 8.3 of the SPA is amended by including the following new sub-clause 8.3.8:

“8.3.8 If the New Wyndham Home Exchange Agreement is not agreed between the Parties prior to Closing: (i) the parties shall continue to use all commercially reasonable efforts to negotiate, agree and execute the New Wyndham Home Exchange Agreement within the first six months following

Closing, and (ii) until such time as the New Wyndham Home Exchange Agreement is agreed between the parties and duly executed by each of the parties thereto, the terms of the Wyndham Home Exchange Agreement as amended by the Side Letter to the Wyndham Home Exchange Agreement shall be binding on the parties thereto and govern the ongoing relationship between the parties thereto.”

(k)                                current clause 8.6 of the SPA is amended by replacing the words “Except where already provided in accordance with Clause 5.4.4” with the words “Except where already provided in accordance with Clause 5.5.4”;

(l)                                    clause 9.5.1 is amended by including the following new sub-clause (j):

“during the period of two years from Closing Date, any Loss resulting from a Group Company not having in place German insolvency insurance, of a type equivalent or similar to that in place as at the date of the Agreement under the policies between (i) Landal GreenParks GmbH and HanseMerkur Reiseversicherung AG and (ii) Novasol A/S and HanseMerkur Reiseversicherung AG, in breach of: (i) § 651r BGB (paragraph 651r of the German Civil Code) after 1 July 2018 or (ii) any contract to which any Group Company is party as at Closing and which cannot be amended after Closing to reflect the changes to § 651r BGB (paragraph 651r of the German Civil Code) effective from 1 July 2018;”

(m)                           clause 9.5 of the SPA is amended by including the following new sub-clause 9.5.2 and 9.5.3:

“9.5.2 The parties acknowledge that the Purchaser has proposed a Pension Payment of £150,000 and the Pension Trustees have asked for a Pension Payment of £1,000,000. Subject always to Clause 9.5.3, the Relevant Sellers agree to indemnify and keep indemnified each member of the Purchaser’s Group on demand in respect of fifty per cent (50%) of the amount of the Final Pensions Payment. Clause 11.1 and 11.2 shall not apply to any Claim pursuant to this Clause 9.5.2.  For the avoidance of doubt, the parties agree and undertake that the existence of and the terms of this indemnity shall be kept confidential from the Pension Trustees.

9.5.3 The indemnity in Clause 9.5.2 shall not apply to:

(a) the first £250,000 of the Final Pensions Payment; or

(b) to any amount paid in excess of £1,000,000 should the Final Pensions Payment exceed £1,000,000.

By way of example, if the Final Pensions Payment is £1,200,000, the amount covered by the indemnity in Clause 9.5.2 shall be £375,000.  By way of further example, if the Final Pensions Payment is £500,000, the amount covered by the indemnity in Clause 9.5.2 shall be £125,000.”

(n)                               clause 10.4 of the SPA is amended by including “, 9.5.2” immediately after “7, 8.4”.

(o)                                clause 16.6.1 of the SPA is amended by including including “or paragraph 19 of Schedule 12” immediately after “Except as set out in Clause 16.6.2”;

(p)                                part 2 of Schedule 6 to the SPA is amended by:

(i)                                    deleting paragraph 1.1.7 and replacing it with the following new paragraph 1.1.7:

“1.1.7 signed reliance letters from the report providers for each of the VDD Reports addressed to the Purchaser and, in relation to volumes I (WVREU Group), II (UK Group), III (Novasol Group) and IV (Landal Group) of the commercial, tax, financial and pensions due diligence report dated 24 November 2017 prepared by Deloitte LLP, a beneficiary access agreement addressed to Deloitte LLP from Deutsche Bank AG, London Branch, Bank of America Merrill Lynch International Limited, Bank of America, N.A., Barclays Bank plc, Goldman Sachs International, Goldman Sachs Lending Partners LLC, Morgan Stanley Bank International Limited, and Morgan Stanley Senior Funding, Inc.; and”

(ii)                                 including the following new paragraph 1.1.8:

“1.1.8 the Side Letter to the Wyndham Homes Exchange Agreement duly executed by the relevant members of the Seller’s Group;”

(iii)                              replacing the words “legalised/ apostilled” where they appear in paragraph 2.2.3(c) thereof with the words “,notarised and apostilled (as required by the civil law notary)”;

(iv)                             re-numbering the provision in paragraph 2.2.3(e) to instead be paragraph 2.2.3(d)(iii); and

(v)                                deleting paragraph 3.1.3 and replacing it with the following new paragraph 3.1.3:

“3.1.3 a letter of resignation of the auditor of each Company (other than Wimdu GmbH) in respect of which the audit for the 2017 financial year has completed prior to Closing, such resignation to be effective as of Closing;”;

(q)                                Part 1 of Schedule 7 to the SPA is amended by:

(i)                                    amending the references to “paragraphs 3.1 to 3.33” where they appear in paragraphs 2.1.1 and 3.2.2 thereof with the words “paragraphs 3.1 to 3.35”;

(ii)                                 including the following words at the end of paragraph 3.12:

“The Group Companies’ Cash Balances shall include a liability equal to the amount of the Pre-Closing Post-Effective Date Dividends.”; and

(iii)                              including the following new paragraph 3.34:

“3.34. a liability shall be included in Third Party Indebtedness in the Closing Statement representing the amount calculated in accordance with paragraph 9.2 of Schedule 12 (and for the avoidance of doubt, under no circumstances will this policy result in an asset being recorded in the Closing Statement).”;

(r)                                   paragraph 5.2 of Schedule 12 of the SPA is amended by inserting the words:

(i)                                    “(including Wyndham Destinations, Inc. as its successor entity)” immediately after the words “Wyndham Worldwide Corporation”;

(ii)                                 “from a third party provider” immediately after the words “any other form of security”;

(s)                                  paragraph 8.1 of Schedule 12 of the SPA is amended by inserting the words:

(i)                                    “or Wyndham Hotels & Resorts, Inc.” immediately after “or a member of the Seller’s Group”; and

(ii)                                 “(as applicable) Wyndham Hotels & Resorts, Inc. or” immediately after “or the rating of”;

(t)                                   paragraph 9.2 of Schedule 12 of the SPA is amended by replacing the words “At Closing the Purchaser shall deduct from the payment pursuant to Clause 6.3” with the words “The Closing Statement shall include as a liability in Third Party Indebtedness”;

(u)                                paragraph 11.1 of Schedule 12 of the SPA is amended by replacing the words “Purchaser’s Group” with “Purchaser’s Group or the Group” each time they appear;

(v)                                paragraph 15.1 of Schedule 12 of the SPA is amended by inserting the words “(including irrevocably undertaking to provide its consent to the amendment or termination of any such guarantee)” immediately after the words “Guarantee Solution that is such a Permanent Solution”;

(w)                              paragraph 15.4 of Schedule 12 of the SPA is amended by inserting the words “or by Wyndham Hotels & Resorts, Inc. (as applicable)” after the words “Loss suffered or incurred by it”;

(x)                                Schedule 12 of the SPA is amended by including the following new paragraphs 15.6 and 15.7:

“15.6 The Seller shall procure that WWC (and, if elected under paragraph 5.2 of Schedule 12, Wyndham Hotels & Resorts, Inc. (as applicable)) shall provide such information in respect of WWC or Wyndham Hotels & Resorts, Inc. (as applicable)) as is required to be delivered to the Beneficiary under the terms of a Commercial Arrangement or Authorisation or is otherwise reasonably requested by a Beneficiary to allow for a Guarantee Solution to remain satisfactory to the Beneficiary (including, for the avoidance of doubt, as part of the extension or renewal of any Commercial Arrangement or Authorisation), subject always to the Beneficiary agreeing to reasonable confidentiality obligations in respect of information so disclosed”.

“15.7 Without prejudice to the Seller’s rights under paragraph 2.6 of this Schedule 12, to the extent reasonably requested by a Beneficiary, the Seller shall procure that WWC (and, if elected under paragraph 5.2 of Schedule 12, Wyndham Hotels & Resorts, Inc (as applicable)) shall re-issue or re-new any guarantee then provided by WWC or Wyndham Hotels & Resorts, Inc. (as applicable) in connection with a Guarantee Solution to allow for such Permanent Solution to remain satisfactory to the Beneficiary”.

(y)                                Schedule 12 is amended by including the following new paragraphs 17 to 21:

“17. ABTA Bonding

17.1                                         The Seller shall procure that at Closing, the ABTA Members shall have the benefit of an unsecured £9,000,000 bonding facility (the “Swiss Re Unsecured Facility”) which is provided by Swiss Re International SE, Niederlassung Deutschland in accordance with the indicative terms and draft documentation shared by email from Cigi Puthuppally of the Purchaser’s Lawyers to Kathryn Alexander of the Seller’s Lawyers on 8 May 2018 at 13.33 and that a bond (or bonds) in respect of each of JVH, Wyndham Vacation Rentals (UK) Limited and Novasol A/S is issued by Swiss Re to ABTA pursuant to the Swiss Re Secured Facility (collectively, the “ABTA Bonds”).

17.2                                         The Seller shall procure that no later than on 30 September 2018, the Swiss Re Unsecured Facility shall be replaced with a fully secured £9,000,000 bonding facility (or secured facilities in aggregate up to that amount) provided by an insurer or bank satisfactory to ABTA (the “ABTA Bond Provider”) and on terms and conditions reasonably acceptable to a reasonably prudent operator (having specific regard to the terms and forms of security and surety generally available in the market in the preceding two years and used by the ABTA Members’ competitors) (the “ABTA Secured Bonding Facility”) and that the ABTA Bonds (or equivalent) shall be re-issued under this new ABTA Secured Bonding Facility. The Seller shall procure that the annualised cost payable by the Group in connection with the ABTA Secured Bonding Facility shall, until 31 December 2021, not exceed the annualised cost of the Swiss Re Unsecured Facility on a pro rata basis, other than (a) price increases generally and consistently applied by bond or surety providers in the market to reflect market terms and rates from time to time such that any increase in the pricing of the ABTA Secured Bonding Facility shall be materially consistent with the best generally available terms in the market at the relevant time or (b) to the extent that, at the relevant time, the amount by which the amount of all annualised costs to be borne by the Group pursuant to any Permanent Solutions implemented on that date on the basis of 2017 activity levels exceeds the annual costs of existing Surety / Security Arrangements (i.e., Group 2017 actual) is less than £950,000.

17.3                                         The Seller shall procure that the ABTA Secured Bonding Facility shall be fully back-stopped by (at the Seller’s sole discretion and cost) a letter of credit, bank guarantee, surety bond, bank bond or cash (or equivalent support arrangement) provided in each case this support arrangement is acceptable to the ABTA Bond Provider (“support arrangement”) in an amount equal to the size of the ABTA Secured Bonding Facility (the “ABTA Bond Security Arrangement”). The Seller shall procure that the ABTA Bond Provider shall consent to the ABTA Bond Security Arrangement in writing.  The Purchaser shall procure that any Group Company shall execute and deliver such customary counter indemnities as may be executed by a reasonably prudent operator and required by the ABTA Bond Provider.  For the avoidance of doubt, the ABTA Bond Security Arrangement shall be the sole responsibility of the Seller and the Purchaser Group shall not be required to deliver any documents or other assistance (save the provision of reasonably required, or customary financial or “know your customer”, information) in connection with the Seller putting in place the ABTA Bond Security Arrangement. For the avoidance of doubt, any of WWC, Wyndham Hotels & Resorts, Inc. or any of their subsidiaries may procure the ABTA Bond Security Arrangement.

17.4                                         Subject to the provisions of paragraph 10 of this Schedule 12, the Seller shall procure that the ABTA Bond Security Arrangement (or any alternative support arrangement in the same amount as the ABTA Bond Security Arrangement and accepted by the ABTA Bond Provider) shall remain in place in perpetuity to secure the ABTA Secured Bonding Facility or any replacement insurance bonding facility put in place by the ABTA Members at any time, either as part of the annual re-newal of the ABTA membership or in connection with the change of control in respect of any member of the Group.

17.5                                         If at any time after 30 September 2018, the ABTA Members are (i) unable to draw down under the ABTA Secured Bonding Facility except where due to a material breach of the ABTA Secured Bonding Facility (other than a breach of any change of control provision) by any member of the Purchaser’s Group or any act which would allow the Seller to terminate a Permanent Solution under paragraph 12 of this Schedule 12, or (ii) unable to renew the ABTA Secured Bonding Facility on substantially the same terms (including as part of the annual ABTA renewal process or following a change of control event in respect of any member of the Purchaser’s Group), the Seller shall procure that (at the Seller’s sole discretion) a letter of credit, bank guarantee, surety bond, bank bond or cash (or equivalent support arrangement) as is acceptable to ABTA is issued in favour of ABTA at the expense of the Seller to allow for the ABTA Authorization to be renewed or permitted to continue on substantially the same terms as at the Closing Date (the “ABTA Replacement Arrangement”) and the Seller shall procure that the ABTA Replacement Arrangement shall be re-newed or re-issued as may be required from time to time to allow for the ABTA Members to have the benefit of the ABTA Replacement Arrangement in perpetuity (subject to the provisions of paragraph 10 of this Schedule 12). Alternatively, the Seller may elect, at its sole discretion, to put in place a Cash Solution satisfactory to ABTA as an alternative to all or part of an ABTA Replacement Arrangement.

17.6                                         The Seller shall indemnify and keep indemnified the Purchaser, the ABTA Members and each member of the Purchaser’s Group (on an after-Tax basis) on demand against all reasonable and properly incurred third party costs and expenses incurred by the Purchaser, the ABTA Members or any member of the Purchaser’s Group in connection with the procuring of the ABTA Bond Security Arrangement or any ABTA Replacement Arrangement but excluding any fees or premium payable in respect of the ABTA Secured Bonding Facility.

17.7                                         In no circumstance shall the Seller be required to provide an ABTA Bond Security Arrangement, ABTA Replacement Arrangement or Cash Solution providing or supporting bonding to ABTA in aggregate in excess of £9,000,000 (the “ABTA Cap”). For the avoidance of doubt, this ABTA Cap shall also apply to any Cash Solution or other Guarantee Solution relating to the ABTA Authorisation other than the parent company guarantee issued by Wyndham Hotels & Resorts, Inc. to ABTA in relation to the ABTA Members for up to £63,000,000 (the “ABTA PCG”).

17.8                                         In the event of a direct or indirect sale of the ABTA Members to a third-party buyer resulting in the Purchaser no longer directly or indirectly controlling the ABTA Members, the Purchaser may assign its rights under this paragraph 17 to such third party purchaser provided that such assignment shall not increase the obligations or liabilities of the Seller under this paragraph 17 and the assignee shall not be entitled to receive any greater amount than that to which the assigning party would have been entitled under this paragraph 17.

17.9                                         If, ABTA, during any annual review of the ABTA authorisation of the ABTA Members, require increased security to be provided to ABTA (and provided that Purchaser is acting as a reasonably prudent operator and used commercially reasonable efforts to negotiate with ABTA to reduce the amount of any such increased security), the Seller will procure that the ABTA PCG is amended to increase the amount of the guarantee from £58 million up to a maximum aggregate cap of £63,000,000.

17.10                                  For the avoidance of doubt, the arrangements in this paragraph 17 are subject to the provisions of paragraph 12 of this Schedule 12.

18. CAA Bonding

18.1                                         The Seller shall procure that at Closing, the ATOL Holders shall have the benefit of an unsecured £12,500,000 bonding facility and a secured £8,500,000 bonding facility (the “T&G Closing Date Facilities”) in accordance with the terms included in the email from Martin Alcock to Cigi Puthuppally and Maarten Overmars of the

Purchaser´s Lawyers and Annette Baillie and Kathryn Alexander of the Seller´s Lawyers at 12:35 on 6 May 2018 and that a £20,500,000 bond is issued to the CAA pursuant to the T&G Closing Date Facilities (the “CAA Bond”).

18.2                                         The Seller shall procure that no later than on 30 September 2018, the T&G Closing Date Facilities shall be replaced with a fully secured £26,600,000 bonding facility (or secured facilities in aggregate up to that amount) provided by an insurer or bank satisfactory to the CAA (the “CAA Bond Provider”) and on terms and conditions reasonably acceptable to a reasonably prudent operator (having specific regard to the terms of and forms of security and surety generally available in the market in the preceding two years and used by the ATOL Holders’ competitors) (the “CAA Secured Bonding Facility”) and that the CAA Bond (or equivalent) shall be re-issued under this new CAA Secured Bonding Facility. The Seller shall procure that the annualised cost payable by the Group in connection with the CAA Secured Bonding Facility shall, until 31 December 2021, not exceed the annualised cost of the T&G Closing Date Facilities on a pro rata basis, other than (a) price increases generally and consistently applied by bond or surety providers in the market to reflect market terms and rates from time to time such that any increase in the pricing of the CAA Secured Bonding Facility shall be materially consistent with the best generally available terms in the market at the relevant time or (b) to the extent that, at the relevant time, the amount by which the amount of all annualised costs to be borne by the Group pursuant to any Permanent Solutions implemented on that date on the basis of 2017 activity levels exceeds the annual costs of existing Surety / Security Arrangements (i.e., Group 2017 actual) is less than £950,000.

18.3                                         The Seller shall procure that the CAA Secured Bonding Facility shall be fully back-stopped by (at the Seller’s sole discretion and cost) a letter of credit, bank guarantee, surety bond, bank bond or cash (or equivalent support arrangement), provided in each case this support arrangement is acceptable to the CAA Bond Provider (“support arrangement”) in an amount equal to the size of the CAA Secured Bonding Facility (the “CAA Bond Security Arrangement”). The Seller shall procure that the CAA Bond Provider shall consent to the CAA Bond Security Arrangement in writing.  The Purchaser shall procure that any Group Company shall execute and deliver such customary counter indemnities as may be executed by a reasonably prudent operator and required by the CAA Bond Provider.  For the avoidance of doubt, the CAA Bond Security Arrangement shall be the sole responsibility of the Seller and the Purchaser Group shall not be required to deliver any documents or other assistance (save the provision of reasonably required, or customary financial or “know your customer”, information) in connection with the Seller putting in place the ABTA Bond Security Arrangement.  For the avoidance of doubt, any of WWC, Wyndham Hotels & Resorts, Inc. or any of their subsidiaries may procure the CAA Bond Security Arrangement.

18.4                                         Subject to the provisions of paragraph 10 of this Schedule 12, the Seller shall procure that the CAA Bond Security Arrangement (or any alternative support arrangement in the same amount as the CAA Bond Security Arrangement and accepted by the CAA Bond Provider in writing) shall remain in place in perpetuity to secure the CAA Secured Bonding Facility or any replacement insurance bonding facility put in place by the ATOL Holders at any time, either as part of the annual re-newal of the CAA membership or in connection with the change of control in respect of any member of the Group.

18.5                                         If at any time after 30 September 2018, the Group is (i) unable to draw down under the CAA Secured Bonding Facility except where due to a material breach of the ABTA Secured Bonding Facility (other than a breach of any change of control provision) by any member of the Purchaser’s Group or any act which would allow the Seller to terminate a Permanent Solution under paragraph 12 of this Schedule 12, or (ii) unable to renew the CAA Secured Bonding Facility on substantially the same terms (including as part of the annual CAA renewal process or following a change of control event in respect of any member of the Purchaser’s Group), the Seller shall procure that (at the Seller’s sole discretion) a letter of credit, bank guarantee, surety bond, bank bond or cash (or equivalent support arrangement) as is acceptable to the CAA is issued in favour of CAA and at the expense of the Seller to allow for the CAA Authorization to be renewed or permitted to continue on substantially the same terms as at the Closing Date (the “CAA Replacement Arrangement”) and the Seller shall procure that the CAA Replacement Arrangement shall be re-newed or re-issued as may be required from time to time to allow for the ATOL Holders to have the benefit of the CAA Replacement Arrangement in perpetuity (subject to the provisions of paragraph 10 of this Schedule 12). Alternatively, the Seller may elect, at its sole discretion, to put in place a Cash Solution satisfactory to CAA as an alternative to all or part of a CAA Replacement Arrangement.

18.6                                         The Seller shall indemnify and keep indemnified the Purchaser, the ATOL Holders and each member of the Purchaser’s Group (on an after-Tax basis) on demand against all reasonable and properly incurred third party costs and expenses incurred by the Purchaser, the ATOL Holders or any member of the Purchaser’s Group in connection with the procuring of the CAA Bond Security Arrangement or any CAA Replacement Arrangement but excluding any fees or premium payable in respect of the CAA Secured Bonding Facility.

18.7                                         In no circumstance shall the Seller be required to provide CAA Bond Security Arrangement(s), CAA Replacement Arrangement(s) or Cash Solution(s) providing or supporting bonding to CAA in aggregate in excess of £26,600,000 (the “CAA Cap”).  For the avoidance of doubt, this CAA Cap shall also apply to any Cash Solution or other Guarantee Solution relating to CAA Authorisation.

18.8                                         In the event of a direct or indirect sale of the ATOL Holders to a third-party buyer resulting in the Purchaser no longer directly or indirectly controlling the ATOL Holders, the Purchaser may assign its rights under this paragraph 18 to such third party purchaser provided that such assignment shall not increase the obligations or liabilities of the Seller under this paragraph 18 and the assignee shall not be entitled to receive any greater amount than that to which the assigning party would have been entitled under this paragraph 18.

18.9                                         For the avoidance of doubt, the arrangements in this paragraph 18 are subject to the provisions of paragraph 12 of this Schedule 12.

19. Parent Guarantee

19.1                                         To support its obligations pursuant to paragraphs 17 and 18 of this Schedule 12, the Seller shall procure that (at its sole discretion) either WWC or Wyndham Hotels & Resorts, Inc. provides an irrevocable and perpetual guarantee to the Purchaser in the form set forth in Schedule 15 (the “WWC Bonding Guarantee”) on or before 30 September 2018. The exposure of WWC or Wyndham Hotels & Resorts, Inc. under the WWC Bonding Guarantee shall be capped at the lesser of: (i) £35,600,000, and (ii) the aggregate of (a) an amount equal to the amount of the ABTA Secured Bonding Facility that the Seller has procured on or prior to 30 September 2018 in full compliance with the provisions of paragraphs 17.2 to 17.4 and (b) an amount equal to the amount of the CAA Secured Bonding Facility that the Seller has procured on or prior to 30 September 2018 in full compliance with the provisions of paragraphs 18.2 to 18.4.

19.2                                         For the avoidance of doubt, the WWC Bonding Guarantee shall be treated as a guarantee forming part of a Permanent Solution and therefore the WWC Bonding Guarantee is subject to the relevant provisions of this Schedule 12 (including, without limitation paragraphs 8 and 12).

20. Escrow Arrangements

20.1                                         As soon as reasonably practicable following Closing, and in any event within 5 Business Days of Closing:

i.	the Seller shall deliver to the Purchaser and the Escrow Agent, the Escrow Agreement duly executed by the Seller;

ii.	the Purchaser shall deliver to Seller and the Escrow Agent, the Escrow Agreement duly executed by the Seller; and

iii.

each of the Seller and the Purchaser shall provide such information (including KYC information) and assistance as reasonably requested by the Escrow Agent in connection with the Escrow Agreement and the opening of the Escrow Account (as defined in Schedule 13).

20.2                                         Within 10 Business Days of the Escrow Agent having informed the Seller and the Purchaser that all “know you customer” due diligence requirements have been satisfied, the Escrow Agreement being duly signed by all parties thereto and the Escrow Account being opened and able to receive funds from the Seller, the Seller shall pay or procure the payment of the Escrow Amount and the Second Escrow Amount into the Escrow Account, and the amount for the time being standing to the credit of the Escrow Account (including any accrued interest) shall be dealt with only as set out in paragraphs 20 and 21 of this Schedule 12, Schedule 14 and the Escrow Agreement. If the Seller fails to comply with its obligations pursuant to this paragraph 20.2 (for the avoidance of doubt, other than in respect of a payment made or to be made pursuant to paragraph 21.4 of this Schedule 12), the Purchaser’s Group shall be entitled to terminate the Brand Licence Agreements with immediate effect.

20.3                                         If the Seller does not comply with its obligations pursuant to paragraph 19.1 of this Schedule 12 to deliver the WWC Bonding Guarantee ultimately on 30 September 2018, the full Escrow Amount shall be released to a Blocked Account.

20.4                                         On 30 September 2018, provided the Seller has complied with its obligations pursuant to paragraph 19.1 of this Schedule 12 and has delivered the WWC Bonding Guarantee no later than on 30 September 2018, the Escrow Amount shall be released in accordance with the below:

i.

There shall be released to the Seller an amount equal to the amount of the ABTA Secured Bonding Facility that the Seller has procured prior to 30 September 2018 in full compliance with the provisions of paragraphs 17.2 to 17.4, provided that in no event this amount shall exceed £9,000,000;

ii.

There shall be released to the Seller an amount equal to the amount of the CAA Secured Bonding Facility that the Seller has procured prior to 30 September 2018 in full compliance with the provisions of paragraphs 18.2 to 18.4, provided that in no event this amount shall exceed £26,600,000; and

iii.                       There shall be released to a Blocked Account, an amount equal to the shortfall in the CAA Secured Bonding Facility and ABTA Secured Bonding Facility that the Seller has procured prior to 30 September 2018 in full compliance with the provisions of paragraphs 17.2 to 17.4 (in respect of the ABTA Secured Bonding Facility) and 18.2 to 18.4 (in respect of the CAA Secured Bonding Facility), and the Seller and Purchaser undertake to, as soon as reasonably practicable, and in any case within 5 Business Days, procure delivery to the Escrow Agent of any notices as are required under the Escrow Agreement to release funds in accordance with paragraphs 20.3 and 20.4 and to instruct the Escrow Agent to procure the payment of these amounts from the Escrow Account in accordance with paragraphs 20.3 and 20.4.

By way of example, if on 30 September 2018, the size of the ABTA Secured Bonding Facility is £6,000,000 and the size of the CAA Secured Bonding Facility is £17,000,000, and provided the Seller has delivered the WWC Bonding Guarantee, £23,000,000 of the Escrow Amount will be released to the Seller and £12,600,000 of the Escrow Amount will be released to a Blocked Account.

20.5                                         The Seller shall be deemed to have elected for a Cash Solution in respect of any amount released to a Blocked Account in accordance with paragraph 20.3 or paragraph 20.4 (iii) and such Cash Solution(s) shall be treated in accordance with the terms of this Schedule 12 (including, for the avoidance of doubt, paragraph 10).

20.6                                         The Group shall use the Blocked Account to support bonding arrangements and/or security arrangements, as selected by the Group (acting at its sole discretion),  that satisfy the CAA´s and/or ABTA´s bonding requirements not covered by the CAA Secured Bonding Facility and ABTA Secured Bonding Facility. For the avoidance of doubt, the Blocked Account shall be subject to the provisions of paragraph 4 of this Schedule 12.

21. Barclays arrangements / Second Escrow Amount

21.1                                         The Second Escrow Amount shall be released to the Seller on 9 May 2019 if between the Closing Date and 9 May 2019:

i.                      the gross limit of the GBP CAS pool that is made available by Barclays Bank                  PLC remains at least £10,000,000; and

ii.                  no security is required or demanded by Barclays Bank PLC in connection                                   with the Barclays Closing Date Banking Products.

21.2                                         The Second Escrow Amount shall be released to the Purchaser on 9 May 2019 if at any time between the Closing Date and 9 May 2019:

i.                      the gross limit of the GBP CAS pool that is made available by Barclays Bank                  PLC is reduced below £10,000,000; or

ii.                  Barclays Bank PLC requires security in connection with the Barclays          Closing Date Banking Products.

21.3                                         Any amount released to the Purchaser in accordance with paragraph 21.2 above shall constitute an adjustment of the consideration paid by the Purchaser for the Shares in Hoseasons Holidays Limited.

21.4                                         If at any time between the Closing Date and 9 May 2019, any security is required or demanded by Barclays Bank PLC in connection with the Barclays Closing Date Banking Products, the Seller must procure the payment of an additional £1 million into the Escrow Account within 10 Business Days of the Purchaser providing written notice to the Seller of such security requirement or demand from Barclays Bank PLC and all references to the Second Escrow Amount shall be deemed to include this additional £1 million.

(z)                                 Schedule 2 of this Deed is included as a new Schedule 13.

(aa)                         Schedule 3 of this Deed is included as a new Schedule 14.

(bb)                         Schedule 5 of this Deed is included as a new Schedule 15.

3.                                     ESTIMATES

The statement set out in Schedule 1 of this Deed shall constitute the statement setting out the estimates referred to in Clause 6.4.1(a) to 6.4.1(f) and shall replace for all intent and purposes the statement attached to the email from Annette Baillie of the Seller’s Lawyers to Eva Kalawski of the Purchaser at 20.04 (GMT) on 24 April 2018.

4.                                     PERMANENT SOLUTIONS

The Parties hereby agree that subject to Closing taking place, the arrangements in place as at the Closing Date in respect of each Authorisation and each Commercial Arrangement set out in Schedule 12 of the SPA shall be deemed to be “Permanent Solutions” by the Parties for the purpose of Schedule 12 of the SPA and the Purchaser hereby waives any claim it may have post-Closing against the Sellers in respect of any such Permanent Solutions in place as at the Closing Date, to the extent the claim relates to whether such Permanent Solution (in accordance with its terms at the time of the Closing Date) comprises at Permanent Solution or satisfies the requirements of a Permanent Solution under Schedule 12 of the SPA. This Clause is subject to the Seller’s ongoing obligations to maintain such Permanent Solutions in accordance with Schedule 12 of the SPA (in particular the obligations set out in paragraphs 17 and 18 of Schedule 12 of the SPA) and the Purchaser’s ongoing obligations to comply with Paragraph 12 (Post Closing - Conduct of the Purchaser’s Group) of Schedule 12 of the SPA.

5.                                     ASSIGNMENT

The provisions of clause 16.3 of the SPA shall be incorporated into this Deed mutatis mutandis as if set out in full and as if references to “the Agreement” are references to this Deed.

6.                                     NOTICES

The provisions of clause 16.12 of the SPA shall be incorporated into this Deed mutatis mutandis as if set out in full and as if references to “the Agreement” are references to this Deed.

7.                                     COUNTERPARTS

This Deed may be executed in any number of counterparts.  Each counterpart shall constitute an original of this Deed but all the counterparts together shall constitute but one and the same instrument.

8.                                     GENERAL

8.1                              This Deed is a Transaction Document for the purposes of the SPA.

8.2                              Except as amended by this Deed, the SPA shall remain in full force and effect.

8.3                              The provisions of clause 14.2.2 and 14.2.3 of the SPA shall be incorporated into this Deed mutatis mutandis as if set out in full and as if references to “the Agreement” are references to this Deed.

8.4                              The parties have entered into this Deed in consideration of the obligations undertaken by each of party under this Deed.

8.5                              A person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

8.6                              No variation to this Deed shall be valid unless it is in writing and signed by or on behalf of each of the parties.

9.                                     GOVERNING LAW AND JURISDICTION

9.1                              This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

9.2                              Each of the parties irrevocably agrees that the courts of England and Wales are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Deed and that accordingly any proceedings arising out of or in connection with this Deed shall be brought in such courts.

9.3                              Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

[Signature Pages to Follow]

This Deed is entered into by the parties as a deed, and is delivered and takes effect on the date written at the beginning of this Deed.

)
EXECUTED as a DEED by )
COMPASS IV LIMITED )
)	/s/Mary Ann Sigler
by a director

In the presence of:

Witness signature:	/s/ Justin Maroldi

Witness name:	Justin Maroldi

Witness address:	360 North Crescent Drive

Beverly Hills, CA 90210

Witness occupation:	Director, Legal Compliance

EXECUTED as a DEED	)
by Nicola Rossi duly authorised	)
for and on behalf of WYNDHAM	)
DESTINATION NETWORK, LLC,	)
represented by its sole member,	)	/s/ Nicola Rossi
WYNDHAM WORLDWIDE
CORPORATION

EXECUTED as a DEED by	)
Andrew Liggins duly authorised	)
for and on behalf of	)
WYNDHAM DESTINATION	)
NETWORK EUROPE LIMITED	)	/s/Andrew Liggins

In the presence of:

Witness signature:	/s/ R.D.R. Camp

Witness name:	R.D.R. Camp

Witness address:	14 Priory Rd

Manton, Rutland, LE15 8ST, UK

Witness occupation:	Retired Medical Practitioner

EXECUTED as a DEED by	)
Michael Cassidy duly authorised	)
for and on behalf of	)
WYNDHAM WORLDWIDE	)
DENMARK APS	)	/s/ Michael Cassidy

EXECUTED as a DEED by	)
Jeff Leuenberger duly authorised	)
for and on behalf of	)
WYNDHAM WORLDWIDE	)
DENMARK APS	)	/s/ Jeff Leuenberger

EXECUTED as a DEED by	)
Paul F. Cash duly authorised for and	)
on behalf of	)
WYNDHAM DESTINATION	)
NETWORK HOLDINGS C.V.	)	/s/ Paul F. Cash

EXECUTED as a DEED by	)
Paul F. Cash duly	)
authorised for and on behalf of	)
POINTLUX S.A.R.L	)
	)	/s/ Paul F. Cash